Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-117037 on Form S-3 and Registration Statements No. 333-128072, 333-124090, 333-117828, 333-112490 and 333-103671 on Form S-8 of our report dated March 30, 2005, relating to the consolidated financial statements as of December 31, 2004 and for the two years then ended of Accredited Home Lenders Holding Co., and of our report dated March 30, 2005 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to economic and operational dependency on its parent) related to the financial statements as of December 31, 2004 and for the period inception (May 4, 2004) to December 31, 2004 of Accredited Mortgage Loan REIT Trust all appearing in this Annual Report on Form 10-K of Accredited Home Lenders Holding Co. for the year ended December 31, 2005.

/s/ DELOITTE & TOUCHE LLP

San Diego, California

March 15, 2006